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Exhibit 10.23

October 11, 2019

Michael Hanley

via michael.hanley@gmail.com

Re: Offer of Employment – Chief Commercial Officer

Revised – Offer LetterDear Mike,

On behalf of Aeglea BioTherapeutics, Inc. (the “Company”), it is my pleasure to formally offer you the position of Chief Commercial Officer with an anticipated start date of October 21, 2019. The company has agreed your principle workplace will be located in Chicago, Illinois however you will be required to travel to Austin, Texas and other locations as necessary. This letter contains an overview of the responsibilities, compensation and benefits associated with this position. We are hopeful that you will accept this offer and look forward to the prospect of having a mutually successful relationship with you.

EMPLOYMENT

During employment with the Company, you will be expected to devote your full business time and attention to the business and affairs of the Company. You will report to Anthony Quinn, Chief Executive Officer, and will be expected to abide by all the Company’s employment policies and procedures, including but not limited to the Company’s policies prohibiting employment discrimination and harassment and the Company’s rules regarding proprietary information and trade secrets.

BASE SALARY

While employed by the Company, your annual base salary for this exempt, full-time position will be $355,000 or $14,791.67 paid semi-monthly. The Base Salary will be payable to you in accordance with the Company’s regular payroll practices and procedures and will be subject to periodic review and adjustment, at the Company’s discretion.

BONUS

For each calendar year of employment beginning with 2020, you will be eligible to receive a discretionary bonus in an amount targeted at forty percent (40%) of the Base Salary paid to you in that calendar year (the “Annual Bonus”). Your entitlement to receive an Annual Bonus and the amount thereof will be determined by the Board in its sole discretion based on (i) the Company’s financial performance and financial resources as well as (ii) the Board’s evaluation of your performance for a given year and your achievement of certain objectives in the applicable calendar year as set forth and approved by the Board. You will be eligible for an Annual Bonus for a given calendar year only if you remain employed by the Company through the date that such Annual Bonus is paid; as a result, you are not entitled to any Annual Bonus for which you might otherwise be eligible if your employment ends for any reason before the date of payment. Nothing guarantees your receipt of an Annual Bonus in any amount if the specified objectives are not met and/or any of the other conditions set forth herein are not satisfied in a given calendar year. Your entitlement to a bonus, in the event of a Qualifying Termination, will be governed by the terms of the Severance Agreement

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STOCK

As additional compensation, and subject to approval by the Board of Directors of Aeglea BioTherapeutics, Inc. (“Parent”), the Company will arrange for the grant to you by Parent of:

i) an option, which will be an incentive stock option (“ISO’) if available, to purchase 130,000 shares of Company common stock with an exercise price equal to the fair market value of the Company’s stock on the date of grant. One-fourth of the total number of shares will vest upon your completion of 12 months of employment, and one forty-eighth (1/48th) each month thereafter, in each case, subject to your continued service through the applicable vesting date.

The Options will be granted pursuant to and subject to the terms and conditions of Parent’s equity incentive plan and will be further subject to the terms of an option agreement as approved by Parent’s Board of Directors setting forth the vesting conditions and other restrictions. To the extent there is any discrepancy between this Offer Letter and the terms of any option agreement, the option agreement will control.

SEVERANCE

You shall be entitled to the severance benefits set out in the accompanying Severance Agreement attached hereto and incorporated herein as Exhibit A.

BENEFITS

As a full-time employee of the Company, you will be eligible to enroll in a number of benefits including medical, dental, vision, life and disability insurance as of your date of hire. Because we recognize the need for you to take time away from the office to creatively recharge, you are eligible for paid time off (PTO) immediately. We offer 20 days of PTO per calendar year, accrued at a rate of 6.667 per pay period. You will also be eligible to participate in the 401k plan following one year of service. The Company provides a match up to four percent (4%). Please note that all Company benefit plans will be governed by and subject to plan documents and/or written policies. The Company reserves the right to amend, modify, and/or terminate any of its employee benefit plans or policies, or any other terms of your employment, at any time.

EXPENSE REIMBURSEMENT

The Company will reimburse you for all reasonable and necessary expenses, including travel to and from Chicago, Illinois, incurred by you in connection with performing your duties as an employee of the Company and that are pre-approved by the Company, provided that you comply with any Company policy or practice on submitting, accounting for and documenting such expenses.

EMPLOYMENT AT WILL

Although we hope for a long and mutually beneficial relationship, this letter is not a contract of employment for a definite term. Employment with the Company is “at will,” and is not guaranteed for any specific length of service or any specific position. Accordingly, as an “at- will” employee, the Company may terminate your employment, or you may resign your employment with the Company at any time, for any reason or no reason.

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COVENANTS

This offer letter and your employment is subject to a successful criminal background check and documentation of authorization to work in the United States. No later than your first day of employment you will be expected to sign a Proprietary Information and Inventions Assignment Agreement (the “Agreement”) in the form attached hereto as Exhibit A. Your employment with the Company is contingent upon your execution of this Agreement.

EMPLOYEE REPRESENTATIONS

Please understand it is the policy of the Company not to solicit or accept proprietary information and / or trade secrets of other companies or third parties. If you have or have had access to trade secrets or other confidential, proprietary information from your former employer or another third party, the use of such information in performing your duties at the Company is prohibited. This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, and business plans or strategies.

In making this employment offer, the Company has relied on your representation that: (a) you are not currently a party to any agreement that would restrict your ability to accept this offer or to perform services for the Company; (b) you are not subject to any non-competition or non-solicitation agreement or other restrictive covenants that might restrict your employment by the Company as contemplated by this offer; (c) you have the full right, power and authority to execute and deliver the Agreement and to perform all of your obligations thereunder; and (d) you will not bring with you to the Company or use in the performance of your responsibilities at the Company any materials, documents or work product of a former employer or other third party that are not generally available to the public, unless you have obtained written authorization from such former employer or third party for their possession and use and have provided the Company with a copy of same.

This offer, once accepted, and together with the severance agreement and confidentiality agreement referred to above, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

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We look forward to your contribution to the Company. If you have any questions about the terms of this offer or the contents of this letter, please feel free to contact Eugene Sackett at 512.394.4186. In acknowledgment and acceptance of our offer, please sign this Offer Letter as well as the other Agreements referenced and return all documents to me directly.

Sincerely,

AEGLEA BIOTHERAPEUTICS, INC

By: /s/ Charles York

Name: Charles York

Title: Chief Financial Officer

AGREED AND ACCEPTED:

/s/ Micheal Hanley

Signature

Date 10/14/2019

EXHIBIT A – Severance Agreement

EXHIBIT B - Non-Disclosure Agreement and Invention Rights Assignment

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EMPLOYEE INVENTION ASSIGNMENT, CONFIDENTIALITY AND NON- COMPETITION AGREEMENT

In consideration of, and as a condition of my employment with Aeglea BioTherapeutics, Inc., a Delaware corporation (the “Company”), I, Michael Hanley, as the “Employee” signing this Employee Invention Assignment, Confidentiality and Non-Competition Agreement (this “Agreement”), hereby represent to the Company, and the Company and I hereby agree as follows:

1.
Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and/or marketing in connection with its current and projected business and that it is critical for the Company to preserve and protect its proprietary information, its rights in certain inventions and works and in related intellectual property rights. Accordingly, I am entering into this Agreement, whether or not I am expected to create inventions or other works of value for the Company. As used in this Agreement, “Inventions” means proprietary information, trade secrets, know-how, data, original works of authorship, inventions, improvements, discoveries, designs, technology, computer software programs, databases, mask works, formulas, processes, methods, techniques, protocols, assays and compositions of matter.

2.
Disclosure of Inventions. I will promptly disclose in confidence to the Company, or to any person designated by it, all Inventions that I make, create, conceive or first reduce to practice, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets.

3.
Work for Hire; Assigned Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment will be “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that I make, create, conceive or first reduce to practice during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets, and that (i) are developed using equipment, supplies, facilities or trade secrets of the Company;

(ii) result from work performed by me for the Company; or (iii) relate to the Company’s business or actual or demonstrably anticipated research or development (the “Assigned Inventions”), will be the sole and exclusive property of the Company.

4.
Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, that may relate to the Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the Effective Date (as defined in Section 25, below), and which are not to be assigned to the Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the Effective Date or thereafter, other than Assigned Inventions and Excluded Inventions. I acknowledge and agree that if, in the scope of my employment, I use any Excluded Inventions or

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any Other Inventions, or if I include any Excluded Inventions or Other Inventions in any product or service of the Company or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, I will immediately so notify the Company in writing. Unless the Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to the Company, in such circumstances (whether or not I give the Company notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such Excluded Inventions and Other Inventions, and to sublicense third parties in one or more tiers of sublicensees with the same rights.

5.
Exception to Assignment. I understand that the Assigned Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on my own time, except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Company’s business or to actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by me for the Company.

6.
Assignment of Rights. I agree to assign, and do hereby irrevocably transfer and assign, to the Company: (i) all of my rights, title and interests in and with respect to any Assigned Inventions; (ii) all patents, patent applications, copyrights, mask works, rights in databases, trade secrets, and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (iii) to the extent assignable, any and all Moral Rights (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any Moral Rights I may have in or with respect to any Assigned Inventions and any Excluded Inventions or Other Inventions licensed to the Company under Section 4, even after termination of my employment with the Company. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

7.
Assistance. I will assist the Company in every proper way to obtain and enforce for the Company all patents, copyrights, mask work rights, trade secret rights and other legal protections for the Assigned Inventions, worldwide. I will execute and deliver any documents that the Company may reasonably request from me in connection with providing such assistance. My obligations under this section will continue beyond the termination of my employment with the Company; provided that the Company agrees to compensate me at a reasonable rate after such termination for time and expenses actually spent by me at the Company’s request in providing such assistance. I hereby appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose. I agree that this appointment is coupled with an interest and will not be revocable.

8.
Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information or materials of a

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confidential or secret nature that may be made, created or discovered by me or that may be disclosed to me by the Company or a third party in relation to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company, or any other party with whom the Company agrees to hold such information or materials in confidence (the “Proprietary Information”). Without limitation as to the forms that Proprietary Information may take, I acknowledge that Proprietary Information may be contained in tangible material such as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how. Proprietary Information includes, but is not limited to, Assigned Inventions, proprietary information, trade secrets, know-how, data (including technical, scientific and clinical data), original works of authorship, records, laboratory notebooks, inventions, improvements, discoveries, designs, technology, computer software programs, databases, mask works, formulas, processes, methods, techniques, protocols, assays, compositions of matter, specimens, compounds, samples, materials, marketing plans, product plans, products, product candidates, regulatory, marketing, financial or other business information, personnel information, contract information, customer and supplier lists, and research and development, including research relating to, but not limited to, in vitro systems, DNA and amino acid sequences, cell strains, biological or chemical substances and compounds.

9.
Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company in each instance, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me or retain in any form any documents or materials or copies containing any Proprietary Information.

10.
Physical Property. All documents, supplies, equipment and other physical property furnished to me by the Company or produced by me or others in connection with my employment will be and remain the sole property of the Company. I will return to the Company all such items when requested by the Company, excepting only my personal copies of records relating to my employment or compensation and any personal property I bring with me to the Company and designate as such. Even if the Company does not so request, I will upon termination of my employment return to the Company all Company property, and I will not take with me or retain any such items.

11.
No Breach of Prior Agreements. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality, non-competition, or other agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of my own or of a former employer or third party that are not generally available for use by the public or have not been legally transferred to the Company.

12.
“At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be

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terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or by me. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.

13.
Company Opportunities; No Conflicting Activities. During the period of my employment, I will at all times devote my best efforts to the interests of the Company, and I will not, without the prior written consent of the Company, engage in, or encourage or assist others to engage in, any other employment or activity that: (i) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest;

(ii) would directly compete with, or involve preparation to compete with, the current or future business of the Company; or (iii) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects.

14.
Non-Competition; Non-Solicitation.

(a)
Non-Competition. I understand that the Company’s interests in protecting its investments, goodwill, and technologies make it reasonable for the Company to ask me to agree that I will not compete with the Company for a reasonable period after the termination of my employment for any reason, whether voluntary or involuntary. I further understand that I will be provided with Proprietary Information during the scope of my employment with the Company. Accordingly, and understanding that the Company’s business is potentially global in scope, I further agree that I will not, during the twelve month period following the termination of my employment (the “Post-Employment Period”), directly or indirectly, work for or provide service of any kind, as an employee, consultant, director, owner or in any other capacity, to any person or entity (including any business in planning or formation) that is or intends to be competitive with, or is engaged in the design, development, manufacture, production, marketing, sale or servicing of any product or the provision of any service that relates in any way to the business then being conducted or planned by the Company and any of its subsidiary or affiliated entities. It will not be deemed to be a violation of this Section 14(a) for me to make or hold either of the following investments: (a) ownership, as a passive investor, of up to two percent (2%) of any publicly traded company; or (b) an equity interest of up to two percent (2%) in any venture capital fund or other investment vehicle that makes investments in early stage companies so long as I do not participate in or influence the investment decision process of such fund or vehicle.

(b)
Non-Solicitation of Employees/Consultants. During my employment with the Company and the Post-Employment Period, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity, nor will I encourage or assist others to do so. I acknowledge and agree that even after the expiration of the Post-Employment Period, I will not solicit (or encourage or assist others to solicit) away any employees or consultants of the Company if, in so doing, I use or disclose any trade secrets or other Proprietary Information of the Company.

(c)
Non-Solicitation of Suppliers/Customers. During my employment with the Company and the Post-Employment Period, I will not directly or indirectly solicit or

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otherwise take away customers or suppliers of the Company or otherwise divert or attempt to divert business away from the Company, nor will I encourage or assist others to do so. I acknowledge and agree that even after the expiration of the Post-Employment Period, I will not solicit (or encourage or assist others to solicit) any customers or suppliers of the Company if, in so doing, I use or disclose any trade secrets or other Proprietary Information of the Company.

(d)
Reasonableness. I acknowledge that the post-employment restrictions on competition and solicitation in this Section 14 are reasonable and necessary in light of the Company’s need to protect its trade secrets and other Proprietary Information and the goodwill of the Company’s business.

15.
Use of Name & Likeness. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed, both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

16.
Notification. I hereby authorize the Company, during and after the termination of my employment with the Company, to notify third parties, including, but not limited to, actual or potential customers or employers, of the terms of this Agreement and my responsibilities hereunder.

17.
Injunctive Relief. I understand that a breach or threatened breach of this Agreement by me may cause the Company to suffer irreparable harm and that the Company will therefore be entitled to injunctive relief to enforce this Agreement.

18.
Governing Law; Severability. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the duties of its employees and the protection of its trade secrets. This Agreement will be governed by and construed in accordance with the laws of the State of Texas without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the parties when entering into this Agreement. To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

19.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.

20.
Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to such subject matter.

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21.
Amendment and Waiver. This Agreement may be amended only by a written agreement executed by each of the parties to this Agreement. No amendment or waiver of, or modification of any obligation under, this Agreement will be enforceable unless specifically set forth in a writing signed by the party against which enforcement is sought. A waiver by either party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition with respect to any other instance, whether prior, concurrent or subsequent.

22.
Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will bind and benefit the parties and their respective successors, assigns, heirs, executors, administrators, and legal representatives. The Company may assign any of its rights and obligations under this Agreement. I understand that I will not be entitled to assign or delegate this Agreement or any of my rights or obligations hereunder, whether voluntarily or by operation of law, except with the prior written consent of the Company.

23.
Further Assurances. The parties will execute such further documents and instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement. Upon termination of my employment with the Company, I will execute and deliver a document or documents in a form reasonably requested by the Company confirming my agreement to comply with the post-employment obligations contained in this Agreement.

24.
Acknowledgement. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with this Agreement.

[Section 25 and signatures follow on the next page.]

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25.
Effective Date of Agreement. This Agreement is and will be effective on and after the first day of my employment by the Company (the “Effective Date”).

Company: Aeglea BioTherapeutics, Inc.

Employee:

By: Name:

Title

Signature Michael Hanle

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Exhibit A

LIST OF EXCLUDED INVENTIONS UNDER SECTION 4

Identifying Number

Title Date or Brief Description

No inventions, improvements, or original works of authorship

Additional sheets attached

Signature of Employee:

Print Name of Employee:

Date: